SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	1200 G STREET, N.W. WASHINGTON, D.C. 20006 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

                   February 26, 2010

Knightsbridge Tankers Limited
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton HM 08
Bermuda

Re:           Knightsbridge Tankers Limited

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax matters relating to Knightsbridge Tankers Limited (the "Company") and the holders of shares of the Company's common stock, par value $0.01 per share.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including (i) the registration statement on Form F-3, as amended (the "Registration Statement"), as filed by the Company with the U.S. Securities and Exchange Commission (the "Commission"), relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of up to an aggregate of $120,000,000 of securities and (ii) the prospectus of the Company included in the Registration Statement (the "Prospectus").  We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Registration Statement and Prospectus under (i) the risk factors entitled "United States tax authorities could treat the Company as a 'passive foreign investment company,' which could have adverse United States federal income tax consequences to United States holders" and "The Company may have to pay tax on United States source income, which would reduce its earnings," and (ii) the section entitled "United States Federal Income Tax Considerations," we hereby confirm that the opinions with respect to United States federal income tax considerations expressed in the discussions in the headings listed in (i) and (ii) are the opinions of Seward & Kissel LLP and accurately state our view as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Prospectus are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above by reference to the Prospectus.

Knightsbridge Tankers Limited
February 26, 2010

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us in (i) the risk factors entitled "United States tax authorities could treat the Company as a 'passive foreign investment company,' which could have adverse United States federal income tax consequences to United States holders" and "The Company may have to pay tax on United States source income, which would reduce its earnings," and (ii) the sections entitled "United States Federal Income Tax Considerations" and "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

             Very truly yours,

             /s/ Seward & Kissel LLP

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